FILED PURSUANT TO RULE 424(b)(3)
REGISTRATION NO.      333-129088

Monsanto Company

Offer to Exchange

$314,490,000 5½% Senior Notes due 2025

for

$314,490,000 5½% Senior Notes due 2025

that have been registered under the Securities Act of 1933

_______________________________

We are offering to exchange an aggregate principal amount of up to $314,490,000 of our new 5½% Senior Notes due 2025, which we refer to as the exchange notes, for a like amount of our outstanding 5½% Senior Notes due 2025, which we refer to as the outstanding notes, in a transaction registered under the Securities Act of 1933, as amended.

Terms of the exchange offer:

•	We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.
•	You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.
•	We believe that the exchange of outstanding notes for exchange notes will not be a taxable event for U.S. federal income tax purposes.

Terms of the exchange notes:

•

The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes, except that (i) the exchange notes are registered under the Securities Act, (ii) the transfer restrictions and registration rights applicable to the outstanding notes do not apply to the exchange notes, and (iii) the exchange notes will not contain provisions relating to an increase in the interest rate borne by the notes under circumstances relating to our registration obligations.

•	The exchange notes will not be listed on the New York Stock Exchange or any other securities exchange.

The exchange offer will expire at 5:00 p.m., New York City time, on February 10, 2006, unless we extend the offer. We will announce any extension by press release or other permitted means no later than 9:00 a.m. on the business day after the expiration of the exchange offer. You may withdraw any outstanding notes tendered until the expiration of the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 12, 2006.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than their respective dates.

TABLE OF CONTENTS

Where You Can Find More Information	ii	Use of Proceeds	8
Cautionary Statement Regarding Forward-		The Exchange Offer	9
Looking Information	ii	Description of the Exchange Notes	19
Prospectus Summary	1	Book-Entry Debt Securities	25
Monsanto Company	1	Material U.S. Federal Income Tax
The Exchange Offer	1	Consequences	27
Summary of Terms of Exchange Notes	6	Plan of Distribution	29
The Offering of the Outstanding Notes and		Legal Matters	30
the Exchange Offer	8	Experts	30

As used in this prospectus, unless otherwise indicated, “Monsanto,” “the company,” “we,” “our” and “us” are used interchangeably to refer to Monsanto Company or to Monsanto Company and its consolidated subsidiaries, as appropriate to the context. Monsanto includes the operations, assets and liabilities that were previously the agricultural business of Pharmacia Corporation, which is now a subsidiary of Pfizer Inc.

Trademarks owned or licensed by Monsanto or its subsidiaries are shown in italics. Unless otherwise indicated, references to “Roundup herbicides” mean Roundup branded herbicides excluding all lawn-and-garden herbicides, and references to “Roundup and other glyphosate-based herbicides” exclude all lawn-and-garden herbicides.

This prospectus incorporates important business and financial information about our company, which is not included in or delivered with the document. This incorporated information is filed with the SEC, as described on page 2 of this prospectus. You may receive a copy of any of these filings, at no cost, by writing or telephoning our Corporate Secretary at Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, telephone (314) 694-1000. To obtain timely delivery of documents incorporated by reference in this prospectus, you must request such documents no later than February 3, 2006. These documents are also available through our Internet website at http://www.monsanto.com. Information on that website shall not be considered a part of or incorporated in this prospectus, except as expressly provided herein.

We have filed a registration statement with the SEC to register the securities under the Securities Act of 1933. You may obtain copies of the registration statement, including exhibits, at the address given in the preceding paragraph.

See “Where You Can Find More Information.”

i

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the Internet website maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC (file number 001-16167). The address of that site is http://www.sec.gov.

The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference:

•	our Annual Report on Form 10-K for the fiscal year ended August 31, 2005, and
•	our Quarterly Report on Form 10-Q for the quarter ended November 30, 2005;

and any filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (except for information “furnished” on Form 8-K) between the date of this prospectus and the date of completion of the exchange offer.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING

INFORMATION

In this prospectus, including the information incorporated by reference herein, we share our expectations for our company’s future performance. These forward-looking statements include statements about: our business plans; the potential development, regulatory approval, and public acceptance of our products; our expected financial performance, including sales performance, and the anticipated effect of our strategic actions; the anticipated benefits of recent acquisitions; the outcome of contingencies, such as litigation; domestic or international economic, political and market conditions; and other factors that could affect our future results of operations or financial position. Any statements we make that are not matters of current reportage or historical fact should be considered forward-looking. Such statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “will,” and similar expressions. By their nature, these types of statements are uncertain and are not guarantees of our future performance.

Our forward-looking statements represent our estimates and expectations at the time that we make those statements. However, circumstances change constantly, often unpredictably, and investors should not place undue reliance on these statements. Many events beyond our control will determine whether our expectations will be realized. These forward-looking statements speak only as of the date of this prospectus. We disclaim any current intention or obligation to revise or update any forward-looking statements, or the factors that may affect their realization, whether in light of new information, future events or otherwise, and investors should not rely on us to do so.

ii

PROSPECTUS SUMMARY

Monsanto Company

Monsanto Company is a leading global provider of agricultural products for farmers. We produce leading seed brands, including DEKALB, Asgrow, Seminis and Stoneville, and we develop biotechnology traits that assist farmers in controlling insects and weeds. We provide other seed companies with genetic material and biotechnology traits for their seed brands. We also manufacture Roundup brand herbicides and other herbicides. Our seeds, biotechnology trait products and herbicides provide growers with solutions that improve productivity and reduce the costs of farming. We also provide lawn-and-garden herbicide products for the residential market and animal agricultural products focused on improving dairy cow productivity and swine genetics.

The Exchange Offer

On August 25, 2005, we issued $314,490,000 principal amount of our 5½% Senior Notes due 2025, the outstanding notes to which the exchange offer applies, in an exchange offer with holders of $314,490,000 principal amount of our 7?% Senior Notes due 2012, which we issued in 2002, plus an additional cash payment. The exchange of the outstanding notes for the 7?% Senior Notes due 2012 was made in reliance on exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable securities laws. In connection with the issuance of the outstanding notes to the initial purchasers, we entered into a registration rights agreement pursuant to which we agreed, among other things, to deliver this prospectus to you, to commence this exchange offer and to use our reasonable best efforts to complete the exchange offer within 225 days of the issuance of the outstanding notes. The summary below describes the principal terms and conditions of the exchange offer. Some of the terms and conditions described below are subject to important limitations and exceptions. See “The Exchange Offer” for a more detailed description of the terms and conditions of the exchange offer and “Description of the Exchange Notes” for a more detailed description of the terms of the exchange notes.

The Exchange Offer

We are offering to exchange up to $314,490,000 aggregate principal amount of our new 5½% Senior Notes due 2025, which have been registered under the Securities Act, in exchange for your outstanding notes. The form and terms of these exchange notes are identical in all material respects to the outstanding notes. The exchange notes, however, will not contain transfer restrictions and registration rights applicable to the outstanding notes.

To exchange your outstanding notes, you must properly tender them, and we must accept them. We will accept and exchange all outstanding notes that you validly tender and do not validly withdraw. We will issue registered exchange notes promptly after the expiration of the exchange offer.

Resale of Exchange Notes

Based on interpretations by the staff of the SEC as detailed in a series of no-action letters issued to third parties, we believe that, as long as you are not a broker-dealer, the exchange notes offered in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•      you are acquiring the exchange notes in the ordinary course of your business;

•      you are not participating in, do not intend to participate in and have no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and

•      you are not an “affiliate” of ours within the meaning of Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Moreover, our belief that transfers of exchange notes would be permitted without registration or prospectus delivery under the conditions described above is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. We cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. We will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Any broker-dealer that acquires exchange notes for its own account in exchange for outstanding notes must represent that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes. However, by so acknowledging and by delivering a prospectus, such participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. During the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, a participating broker-dealer may use this prospectus for an offer to sell, a resale or other retransfer of exchange notes received in exchange for outstanding notes which it acquired through market-making activities or other trading activities.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on February 10, 2006, unless we extend the expiration date.
Accrued Interest on the Exchange Notes and the Outstanding Notes

The exchange notes will bear interest from the most recent date to which interest has been paid on the outstanding notes. If your outstanding notes are accepted for exchange, then you will receive interest on the exchange notes and not on the outstanding notes. Any outstanding notes not tendered will remain outstanding and continue to accrue interest according to their terms.
Conditions

The exchange offer is subject to customary conditions. We may assert or waive these conditions in our sole discretion. If we materially change the terms of the exchange offer, we will resolicit tenders of the outstanding notes. See “The Exchange Offers—Conditions to the Exchange Offer” for more information regarding conditions to the exchange offer.

Procedures for Tendering Outstanding Notes

Each holder of outstanding notes that wishes to tender its outstanding notes must either:

•      complete, sign and date the accompanying letter of transmittal or a facsimile copy of the letter of transmittal, have the signatures on the letter of transmittal guaranteed, if required, and deliver the letter of transmittal, together with any other required documents (including the outstanding notes), to the exchange agent; or

•      if outstanding notes are tendered pursuant to book-entry procedures, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with Depository Trust Company, or DTC, to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation) to the exchange agent; or

•      comply with the procedures set forth below under “—Guaranteed Delivery Procedures.”

Each holder of outstanding notes that tenders outstanding notes in the exchange offer must represent that the following are true:

•      the holder is acquiring the exchange notes in the ordinary course of its business;

•      the holder is not participating in, does not intend to participate in, and has no arrangement or understanding with any person to participate in a “distribution” of the exchange notes; and

•      the holder is not an “affiliate” of us within the meaning of Rule 405 of the Securities Act.

Do not send letters of transmittal, certificates representing outstanding notes or other documents to us or DTC. Send these documents only to the exchange agent at the appropriate address given in this prospectus and in the letter of transmittal. We could reject your tender of outstanding notes if you tender them in a manner that does not comply with the instructions provided in this prospectus and the accompanying letter of transmittal.

Special Procedures for Tenders by Beneficial Owners of Outstanding Notes

If:

•      you beneficially own outstanding notes;

•      those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee; and

•      you wish to tender your outstanding notes in the exchange offer,

please contact the registered holder as soon as possible and instruct it to tender on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Guaranteed Delivery Procedures

If you hold outstanding notes in certificated form or if you own outstanding notes in the form of a book-entry interest in a global note deposited with the Trustee, as custodian for DTC, and you wish to tender those outstanding notes but:

•      your outstanding notes are not immediately available;

•      time will not permit you to deliver the required documents to the exchange agent by the expiration date; or

•      you cannot complete the procedure for book-entry transfer on time,

you may tender your outstanding notes pursuant to the procedures described in “The Exchange Offer—Procedures for Tendering Outstanding Notes—Guaranteed Delivery.”

Withdrawal Rights

You may withdraw your tender of outstanding notes under the exchange offer at any time before the exchange offer expires. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer—Withdrawal Rights.”

Effect on Holders of Outstanding Notes

As a result of making this exchange offer, and upon acceptance for exchange of all validly tendered outstanding notes, we will have fulfilled our obligations under the registration rights agreement. Accordingly, there will be no liquidated or other damages payable under the registration rights agreement if outstanding notes were eligible for exchange, but not exchanged, in the exchange offer.

If you do not tender your outstanding notes or we reject your tender, your outstanding notes will remain outstanding and will be entitled to the benefits of the indenture governing the notes. Under such circumstances, you would not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to the outstanding notes.

Any trading market for the outstanding notes that are not exchanged could become more limited than the existing trading market for the outstanding notes and could cease altogether. See “The Exchange Offer—Consequences of Failure to Exchange Original Notes.”

Material U.S. Federal Income Tax Consequences	Your exchange of outstanding notes for exchange notes should not be treated as a taxable event for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences.”
Use of Proceeds	We will not receive any proceeds from the exchange offer or the issuance of the exchange notes.
Acceptance of Outstanding Notes and Delivery of Outstanding Notes

We will accept for exchange any and all outstanding notes properly tendered prior to the expiration of the exchange offer. We will complete the exchange offer and issue the exchange notes promptly after the expiration date.

Exchange Agent

The Bank of New York Trust Company, N.A. is serving as exchange agent for the exchange offer. The address and telephone number of the exchange agent are provided in this prospectus under “The Exchange Offer—Exchange Agent” and in the letter of transmittal.

Summary of Terms of Exchange Notes

The form and terms of the exchange notes will be identical in all material respects to the form and terms of the outstanding notes, except that the exchange notes:

•	will be registered under the Securities Act;
•	will not bear restrictive legends restricting their transfer under the Securities Act;
•	will not be entitled to the registration rights that apply to the outstanding notes; and
•	will not contain provisions relating to an increase in the interest rate borne by the outstanding notes under circumstances related to our registration obligations.

The exchange notes represent the same debt as the outstanding notes and are governed by the same indenture, which is governed by New York law. A brief description of the material terms of the exchange notes follows:

Issuer	Monsanto Company
Securities	$314,490,000 in principal amount of Senior Notes due 2025.
Maturity	August 15, 2025.
Interest	Annual rate: 5½%, payable on February 15 and August 15 in each year, commencing February 15, 2006.
Ranking

The exchange notes will be senior unsecured obligations of Monsanto, ranking equally with our other unsecured and unsubordinated obligations. The exchange notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. At November 30, 2005, Monsanto had approximately $1.6 billion of indebtedness outstanding on a consolidated basis, of which approximately $307 million was owed by its subsidiaries to outside parties. See “Description of Exchange Notes—Ranking.”

Optional Redemption

We may redeem the exchange notes at any time at our option, in whole or in part, at a redemption price equal to the greater of:

•    100% of the principal amount of the exchange notes to be redeemed; and

•    the sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes being redeemed from the redemption date to the maturity date discounted to the date of the redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at a discount rate equal to the Treasury Rate plus 20 basis points.

We will also pay the accrued and unpaid interest on the exchange notes to the redemption date.

Certain Covenants	The indenture governing the exchange notes contains a limitation on our ability to incur or guarantee indebtedness that is secured by a pledge of, or mortgage or lien on, any operating property, as defined in the indenture, owned or leased by us or any restricted subsidiary, or on any shares of stock or indebtedness of any restricted subsidiary, unless we also provide equal and ratable security on the exchange notes. The indenture also limits our ability to conduct certain sale and leaseback transactions with respect to our operating properties. See “Description of Exchange Notes—Certain Covenants with Respect to the Exchange Notes.”

Absence of an Established Public Market for the Exchange Notes

The exchange notes will be new securities for which there is currently no market. We do not intend to apply for a listing of the exchange notes on any securities exchange or for quotation on the Nasdaq National Market. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained.

THE OFFERING OF THE OUTSTANDING NOTES

AND THE EXCHANGE OFFER

On August 25, 2005, we issued $314,490,000 principal amount of our 5½% Senior Notes due 2025, the outstanding notes to which the exchange offer applies, in an exchange offer with holders of $314,490,000 principal amount of our 7?% Senior Notes due 2012 (the “7?% Notes”), which we issued in 2002, plus an additional cash payment. Participation in that exchange was limited to holders of the 7?% Notes who certified to Monsanto that they were “qualified institutional buyers,” or “QIBs,” as that term is defined in Rule 144A under the Securities Act. The outstanding notes were issued to the QIBs in a private placement.

Simultaneously with the private placement of the outstanding notes, Monsanto entered into a registration rights agreement on August 25, 2005 with the firms who served as dealer managers in connection with the issuance of the outstanding notes. Under the registration rights agreement, we agreed to file the registration statement of which this prospectus is a part on or before November 23, 2005, use our reasonable best efforts to cause the registration statement to become effective no later than February 21, 2006, and, when the registration statement is effective, deliver this prospectus to the holders of the outstanding notes. We agreed to use our reasonable best efforts to complete the exchange offer on or before April 7, 2006, which is 225 days after the date of issuance of the exchange notes. If we do not meet our obligations under the registration rights agreement, we must pay additional interest as liquidated damages to the holders of the outstanding notes until we have cured our default.

Pursuant to the exchange offer, you may exchange your outstanding notes for exchange notes, which have substantially the same terms as the outstanding notes. You should read the discussion under the heading “Summary—The Exchange Notes” and “Description of the Exchange Notes” for further information regarding the exchange notes.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Because the exchange notes have substantially identical terms as the outstanding notes, the issuance of the exchange notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

Simultaneously with the issuance of the outstanding notes on August 25, 2005 in exchange for our 7?% Senior Notes due 2012, we entered into a registration rights agreement with the firms who served as dealer managers in connection with the issuance of the outstanding notes. Under the registration rights agreement, we agreed, among other things, to:

•	file a registration statement relating to a registered exchange offer for the outstanding notes with the SEC no later than 90 days after the date of the issuance of the outstanding notes;
•

use our reasonable best efforts to cause the SEC to declare the registration statement effective under the Securities Act no later than 180 days after the date of the issuance of the outstanding notes; and

•	commence and use our reasonable best efforts to consummate the exchange offer no later than 225 days after the date of issuance of the exchange notes.

We are conducting the exchange offer to satisfy our obligations under the registration rights agreement. If we fail to meet certain specified deadlines under the registration rights agreement, we will be obligated to pay additional interest as liquidated damages to the holders of the outstanding notes. A copy of the registration rights agreement has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes, except that the exchange notes:

•	will be registered under the Securities Act;
•	will not bear restrictive legends restricting their transfer under the Securities Act;
•	will not be entitled to the registration rights that apply to the outstanding notes; and
•	will not contain provisions relating to an increase in the interest rate borne by the notes under circumstances relating to our registration obligations.

The exchange offer is not extended to original note holders in any jurisdiction where the exchange offer does not comply with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer

We are offering to exchange up to $314,490,000 aggregate principal amount of exchange notes for a like aggregate principal amount of outstanding notes. The outstanding notes must be tendered properly in accordance with the conditions set forth in this prospectus and the accompanying letter of transmittal on or prior to the expiration date and not withdrawn as permitted below. In exchange for outstanding notes properly tendered and accepted, we will issue a like total principal amount of up to $314,490,000 in exchange notes. This prospectus, together with the letter of transmittal, is first being sent on or about January 12, 2006, to all holders of outstanding notes known to us. Our obligation to accept outstanding notes for exchange in the exchange offer is subject to the conditions described below under the heading “—Conditions to the Exchange Offer.” The exchange offer is not conditioned upon holders tendering a minimum principal amount of outstanding notes. As of the date of this prospectus, $314,490,000 aggregate principal amount of outstanding notes are outstanding.

Outstanding notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple of $1,000 in excess thereof.

Holders of the outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. If you do not tender your outstanding notes or if you tender outstanding notes that we do not accept, your outstanding notes will remain outstanding. Any outstanding notes will be entitled to the benefits of the indenture but will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances. Existing transfer restrictions would continue to apply to such outstanding notes. See “The Exchange Offer —Consequences of Failure to Exchange Original Notes” for more information regarding outstanding notes outstanding after the exchange offer.

After the expiration date, we will return to the holder any tendered outstanding notes that we did not accept for exchange.

None of us, our board of directors or our management recommends that you tender or not tender outstanding notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender in the exchange offer and, if you decide to tender, the aggregate amount of outstanding notes to tender.

The expiration date is 5:00 p.m., New York City time, on February 10, 2006, or such later date and time to which we extend the exchange offer.

We have the right, in accordance with applicable law, at any time:

•	to delay the acceptance of the outstanding notes;
•	to terminate the exchange offer and not accept any outstanding notes for exchange if we determine that any of the conditions to the exchange offer have not occurred or have not been satisfied;
•	to extend the expiration date of the exchange offer and retain all outstanding notes tendered in the exchange offer other than those notes properly withdrawn; and
•	to waive any condition or amend the terms of the exchange offer in any manner.

If we materially amend the exchange offer, we will as promptly as practicable distribute a prospectus supplement to the holders of the outstanding notes disclosing the change and extending the exchange offer.

If we exercise any of the rights listed above, we will as promptly as practicable give oral or written notice of the action to the exchange agent and will make a public announcement of such action. In the case of an extension, an announcement will be made no later than 9:00 a.m., New York City time on the next business day after the previously scheduled expiration date.

Acceptance of Outstanding Notes for Exchange and Issuance of Outstanding Notes

As promptly as practicable after the expiration date, we will accept all outstanding notes validly tendered and not withdrawn, and we will issue exchange notes registered under the Securities Act to the exchange agent. The exchange agent might not deliver the exchange notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

We will be deemed to have exchanged outstanding notes validly tendered and not withdrawn when we give oral or written notice to the exchange agent of our acceptance of the tendered outstanding notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is our agent for receiving tenders of outstanding notes, letters of transmittal and related documents.

In tendering outstanding notes, you must warrant in the letter of transmittal or in an agent’s message (described below) that:

•	you have full power and authority to tender, exchange, sell, assign and transfer outstanding notes;
•	we will acquire good, marketable and unencumbered title to the tendered outstanding notes, free and clear of all liens, restrictions, charges and other encumbrances; and
•	the outstanding notes tendered for exchange are not subject to any adverse claims or proxies.

You also must warrant and agree that you will, upon request, execute and deliver any additional documents requested by us or the exchange agent to complete the exchange, sale, assignment and transfer of the outstanding notes.

Procedures for Tendering Outstanding Notes

Valid Tender

When the holder of outstanding notes tenders, and we accept, outstanding notes for exchange, a binding agreement between us, on the one hand, and the tendering holder, on the other hand, is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender outstanding notes for exchange must, on or prior to the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal (including outstanding notes), to the exchange agent, The Bank of New York Trust Company, N.A., at the address set forth below under the heading “—Exchange Agent;”

•

if outstanding notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must deliver a completed and duly executed letter of transmittal or arrange with DTC to cause an agent’s message to be transmitted with the required information (including a book-entry confirmation), to the exchange agent at the address set forth below under the heading “—Exchange Agent,” or

•	comply with the provisions set forth below under “—Guaranteed Delivery.”

In addition, on or prior to the expiration date:

•	the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;
•

the exchange agent must receive a timely confirmation of the book-entry transfer of the outstanding notes being tendered into the exchange agent’s account at DTC, along with the letter of transmittal or an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below.

The letter of transmittal or agent’s message may be delivered by mail, facsimile, hand delivery or overnight carrier, to the exchange agent.

The term “agent’s message” means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

If you beneficially own outstanding notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your outstanding notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the outstanding notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

If you tender fewer than all of your outstanding notes, you should fill in the amount of notes tendered in the appropriate box on the letter of transmittal. If you do not indicate the amount tendered in the appropriate box, we will assume you are tendering all outstanding notes that you hold.

The method of delivery of the certificates for the outstanding notes, the letter of transmittal and all other required documents is at the election and sole risk of the holders. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or outstanding notes should be sent directly to us. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of outstanding notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or
•	for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;
•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;
•	a credit union;
•	a national securities exchange, registered securities association or clearing agency; or
•	a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

If outstanding notes are registered in the name of a person other than the signer of the letter of transmittal, the outstanding notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution.

Book-Entry Transfers

For tenders by book-entry transfer of outstanding notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender outstanding notes. Accordingly, any participant in DTC may make book-entry delivery of outstanding notes by causing DTC to transfer those outstanding notes into the exchange agent’s account in accordance with its ATOP procedures for transfer.

Notwithstanding the ability of holders of outstanding notes to effect delivery of outstanding notes through book-entry transfer at DTC, either:

•

the letter of transmittal or a facsimile thereof, or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents must be transmitted to and received by the exchange agent prior to the expiration date at the address given below under “—Exchange Agent;” or

•	the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery

If a holder wants to tender outstanding notes in the exchange offer and (1) the certificates for the outstanding notes are not immediately available or all required documents are unlikely to reach the exchange agent on or prior to the expiration date, or (2) a book-entry transfer cannot be completed on a timely basis, the outstanding notes may be tendered if the holder complies with the following guaranteed delivery procedures:

•	the tender is made by or through an eligible institution;
•	the eligible institution delivers a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided, to the exchange agent on or prior to the expiration date:
•	setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered;
•	stating that the tender is being made; and
•

guaranteeing that, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal, or an agent’s message, with any required signature guarantees and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent receives the certificates for the outstanding notes, or a confirmation of book-entry transfer, and a properly completed and duly executed letter of transmittal, or an agent’s message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal within three New York Stock Exchange trading days after the notice of guaranteed delivery is executed for all such tendered outstanding notes.

You may deliver the notice of guaranteed delivery by hand, facsimile, mail or overnight delivery to the exchange agent and you must include a guarantee by an eligible institution in the form described above in such notice.

Our acceptance of properly tendered outstanding notes is a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer.

Determination of Validity

We, in our sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered outstanding notes. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of outstanding notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of outstanding notes for exchange within such reasonable period of time as we will determine, unless we waive the defects or irregularities. Neither we, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any defects or irregularities in tenders nor will they be liable for failing to give any such notice.

We reserve the absolute right, in our sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;
•	to waive any of the conditions of the exchange offer; and
•	to waive any condition or irregularity in the tender of outstanding notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

If any letter of transmittal, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by us, the person must submit proper evidence satisfactory to us, in our sole discretion, of his or her authority to so act.

Resales of Exchange Notes

Based on interpretive letters issued by the SEC staff to third parties in transactions similar to the exchange offer, we believe that a holder of exchange notes, other than a broker-dealer, may offer exchange notes for resale, resell and otherwise transfer the exchange notes without delivering a prospectus to prospective purchasers, if the holder acquired the exchange notes in the ordinary course of business, has no intention of engaging in a “distribution” (within the meaning of the Securities Act) of the exchange notes and is not an “affiliate” (as defined in Rule 405 under the Securities Act) of Monsanto. We will not seek our own interpretive letter. As a result, we cannot assure you that the staff will take the same position on this exchange offer as it did in interpretive letters to other parties in similar transactions.

By tendering outstanding notes, the holder, other than participating broker-dealers, as defined below, of those outstanding notes will represent to us that, among other things:

•	the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder;
•

neither the holder nor any other person receiving the exchange notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” (within the meaning of the Securities Act) of the exchange notes; and

•	neither the holder nor any other person receiving the exchange notes is an “affiliate” (as defined in Rule 405 under the Securities Act) of Monsanto.

If any holder or any such other person is an “affiliate” of Monsanto or is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” of the exchange notes, such holder or other person:

•	may not rely on the applicable interpretations of the staff of the SEC referred to above; and
•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must represent that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. Any such broker-dealer is referred to as a participating broker-dealer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” (as defined in Rule 405 under the Securities Act). If a broker-dealer acquired outstanding notes as a result of market-making or other trading activities, it may use this prospectus, as amended or supplemented, in connection with offers to resell, resales or retransfers of exchange notes received in exchange for the outstanding notes pursuant to the exchange offer. We have agreed that, during the period ending 180 days after the consummation of the exchange offer, subject to extension in limited circumstances, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Withdrawal Rights

You can withdraw tenders of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent. The notice of withdrawal must:

•	specify the name of the person tendering the outstanding notes to be withdrawn;
•	identify the outstanding notes to be withdrawn, including the total principal amount of outstanding notes to be withdrawn;
•	where certificates for outstanding notes are transmitted, list the name of the registered holder of the outstanding notes if different from the person withdrawing the outstanding notes;
•	contain a statement that the holder is withdrawing his election to have the outstanding notes exchanged;
•

be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the Trustee with respect to the outstanding notes register the transfer of the outstanding notes in the name of the person withdrawing the tender.

If you delivered or otherwise identified pursuant to the guaranteed delivery procedures outstanding notes to the exchange agent, you must submit the serial numbers of the outstanding notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of outstanding notes tendered for the account of an eligible institution. If you tendered outstanding notes as a book-entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, outstanding notes properly withdrawn may again be tendered at any time on or prior to the expiration date.

We will determine all questions regarding the form of withdrawal, validity, eligibility, including time of receipt, and acceptance of withdrawal notices. Our determination of these questions as well as our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. Neither we, any of our affiliates or assigns, the exchange agent nor any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will they be liable for failing to give any such notice.

In the case of outstanding notes tendered by book-entry transfer through DTC, the outstanding notes withdrawn or not exchanged will be credited to an account maintained with DTC. Withdrawn outstanding notes will be returned to the holder after withdrawal. The outstanding notes will be returned or credited to the account maintained with DTC as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Any outstanding notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to the holder.

Properly withdrawn outstanding notes may again be tendered by following one of the procedures described under “— Procedures for Tendering Outstanding Notes” above at any time prior to 5:00 p.m., New York City time, on the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes, and we may terminate or amend the exchange offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine that the exchange offer violates applicable law or SEC policy.

The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our reasonable discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “—Terms of the Exchange Offer.”

In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any such outstanding notes.

Shelf Registration Statement

If

•

due to a change in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC, we determine upon the advice of our outside counsel that we are not permitted to effect the exchange offer;

•

any holder notifies us in accordance with the requirements of the registration rights agreement that it is not permitted to participate in the exchange offer or does not receive fully tradable notes pursuant to the exchange offer; or

•	for any other reason, the exchange offer is not completed within 225 days of the issuance of the outstanding notes,

the registration rights agreement requires that we, as soon as practicable after such determination, use our reasonable best efforts to cause a shelf registration statement covering the resale of the outstanding notes to be filed with and declared effective by the SEC.

Exchange Agent

We appointed The Bank of New York Trust Company, N.A. as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent at the address and phone number as follows:

By Registered or Certified Mail, Hand Delivery or Overnight Delivery: The Bank of New York 101 Barclay Street, 7 East New York, New York 10286 Corporate Trust Operations Reorganization Unit	Facsimile Transmissions: (212) 298-1915 Telephone Number: (212) 815-3687 Attention: Mr. David Mauer

If you deliver letters of transmittal and any other required documents to an address or facsimile number other than those listed above, your tender is invalid.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Transfer Taxes

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, exchange notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange Outstanding Notes

Holders who desire to tender their outstanding notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. Neither the exchange agent nor Monsanto is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.

Completion of the exchange offer may have adverse consequences to holders of outstanding notes that are not tendered or are tendered but not accepted. Unexchanged outstanding notes will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the confidential offering memorandum dated July 25, 2005 relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws. Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the registration rights agreement, except under limited circumstances.

The trading market for outstanding notes that are not exchanged could become more limited than the existing trading market for the outstanding notes and could cease altogether due to the reduction in the principal amount of the outstanding notes outstanding upon consummation of the exchange offer. A more limited trading market might adversely affect the liquidity, market price and price volatility of the outstanding notes. There can be no assurance that an active market in the outstanding notes will exist, develop or be maintained, or as to the prices at which the outstanding notes may trade, after the exchange offer is consummated.

Holders of the exchange notes and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

Consequences of Exchanging Outstanding Notes

Under existing interpretations of the Securities Act by the SEC’s staff contained in several no-action letters to third parties, we believe that the exchange notes may be offered for resale, resold or otherwise transferred by holders after the exchange offer other than by any holder who is one of our “affiliates” (as defined in Rule 405 under the Securities Act). Such notes may be offered for resale, resold or otherwise transferred by a holder, without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such exchange notes are acquired in the ordinary course of such holder’s business; and
•	such holder, other than a broker-dealer, has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

However, the SEC has not considered the exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in such other circumstances. Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

•	the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not that person is the holder;
•

neither the holder nor any other person receiving the exchange notes is engaged in, intends to engage in or has an arrangement or understanding with any person to participate in a “distribution” (within the meaning of the Securities Act) of the exchange notes; and

•	neither the holder nor any other person receiving the exchange notes is an “affiliate” (as defined in Rule 405 under the Securities Act) of Monsanto.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes must acknowledge that such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

The exchange notes will be new securities for which there is currently no market. We do not intend to apply for a listing of the exchange notes on any securities exchange or for quotation on the Nasdaq National Market. Accordingly, we cannot assure you that a liquid market for the exchange notes will develop or be maintained. If a liquid market for the exchange notes does not develop, the market price and liquidity of the exchange notes may be adversely affected.

DESCRIPTION OF THE EXCHANGE NOTES

Provided below is a description of the specific terms of the exchange notes. This description is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture (as defined below), including the definitions of terms in the indenture. When used in this section, the terms the “Company,” “we,” “our” and “us” refer solely to Monsanto Company and not to its consolidated subsidiaries.

General

The exchange notes will mature on August 15, 2025. Interest on the exchange notes will accrue from August 25, 2005 at the rate of 5½% per annum and will be payable semi-annually, in arrears, on February 15 and August 15, beginning February 15, 2006, to the persons in whose names the exchange notes are registered at the close of business on the February 1 or August 1 preceding the respective interest payment dates, except that interest payable at maturity shall be paid to the same persons to whom principal of the exchange notes is payable. Interest will be computed on the exchange notes on the basis of a 360-day year of twelve 30-day months.

Any payment otherwise required to be made in respect of the exchange notes on a date that is not a business day may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest will accrue as a result of a delayed payment. A business day is defined in the indenture as a day other than a Saturday, Sunday or other day on which banking institutions in New York City, or any other city in which the paying agent is being utilized, are authorized or required by law or executive order to close.

The exchange notes will constitute a series of debt securities to be issued under an indenture dated as of August 1, 2002, between Monsanto and The Bank of New York Trust Company, N.A., as successor trustee, which we refer to as the “indenture.” A copy of the indenture has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Capitalized terms, unless otherwise defined herein, have the meanings ascribed to them in the indenture.

The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder from time to time in one or more additional series. The indenture does not limit our ability to incur additional indebtedness.

The exchange notes will be issued in fully registered form in denominations of $1,000 and whole multiples of $1,000. The exchange notes will be represented by one or more global securities registered in the name of a nominee of DTC. Except as described under “Book-Entry Debt Securities,” the exchange notes will not be issuable in certificated form.

The exchange notes will not be subject to any sinking fund.

Ranking

The exchange notes will be senior unsecured obligations of our company, ranking equally with our other unsecured and unsubordinated obligations. The exchange notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. Since we conduct many of our operations through our subsidiaries, our right to participate in any distribution of the assets of a subsidiary when it winds up its business is subject to the prior claims of the creditors of the subsidiary. This means that that your right as a holder of our exchange notes will also be subject to the prior claims of these creditors if a subsidiary liquidates or reorganizes or otherwise winds up its business. Unless we are considered a creditor of the subsidiary, your claims will not be recognized ahead of these creditors. At November 30, 2005, Monsanto had approximately $1.6 billion of indebtedness outstanding on a consolidated basis, of which approximately $307 million was owed by its subsidiaries to outside parties.

We may from time to time, without giving notice to or seeking the consent of the holders of the exchange notes, issue notes having the same ranking and the same interest rate, maturity and other terms as the exchange notes. Any additional securities having such similar terms, together with the exchange notes, will constitute a single series of securities under the indenture.

Optional Redemption

The exchange notes will be redeemable, in whole or in part, at our option at any time or from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the exchange notes being redeemed, and
•

the sum of the present values of the remaining scheduled payments of principal and interest on the exchange notes being redeemed (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 20 basis points plus, in each case, accrued and unpaid interest on the notes to the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Reference Treasury Dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

“Reference Treasury Dealer” means (i) Banc of America Securities LLC, ABN AMRO Incorporated and Barclays Capital Inc. (or their respective affiliates which are Primary Treasury Dealers (as defined below)) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), Monsanto will substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by Monsanto.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. Notwithstanding the foregoing, installments of interest on exchange notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the exchange notes and the indenture.

Holders of exchange notes to be redeemed will receive notice by first-class mail at least 30 days but not more than 60 days before the date of redemption. If fewer than all of the exchange notes are to be redeemed, DTC, in the case of notes represented by a global security, or the Trustee will select, not more than 60 days prior to the redemption date, the particular exchange notes or portions thereof for redemption from the outstanding exchange notes not previously called by such method as DTC or the Trustee, as the case may be, deems fair and appropriate. Unless there is a default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on the exchange notes or portions thereof called for redemption.

Certain Restrictions in the Indenture

There are not any covenants in the indenture or the exchange notes that would protect you against a highly leveraged or other transaction involving Monsanto that may adversely affect you as a holder of exchange notes.

Restriction on Liens. Under the indenture, neither we nor any of our restricted subsidiaries (defined below) may issue any notes, bonds, debentures or other indebtedness for money borrowed secured by a pledge of, or mortgage or lien on, any operating property (defined below) owned or leased by us or any restricted subsidiary, or on any shares of stock or indebtedness of any restricted subsidiary, unless we also provide equal and ratable security on the exchange notes. A “restricted subsidiary” is any direct or indirect subsidiary of Monsanto that owns any operating property. (Section 101) “Operating property” is any real property or equipment located within the U.S. and used primarily for manufacturing or research and development by us or any of our direct or indirect subsidiaries that has a net book value, after deduction of accumulated depreciation, in excess of 2.0% of our consolidated net assets (defined below), other than any property or equipment:

•	which is financed by obligations issued by a state, commonwealth, territory or possession of the U.S., or any political subdivision or governmental authority of any of the foregoing; or
•	which, in the opinion of our Board of Directors, is not of material importance to the total business conducted by us and our restricted subsidiaries taken as a whole. (Section 101)

This restriction will not apply to the following permitted liens, which will also be excluded in computing secured indebtedness for purposes of this restriction:

•	liens existing as of the date of the indenture;
•	liens existing at the time any corporation becomes a restricted subsidiary;
•	liens on property existing at the time of acquisition and certain purchase money or similar liens;
•	liens to secure certain development, operation, construction, alteration, repair or improvement costs;
•	liens securing indebtedness owing to us or another restricted subsidiary by a restricted subsidiary;
•

liens in connection with either government contracts, including the assignment of moneys due or to become due thereon or obligations issued by a state or a commonwealth or certain other governmental entities;

•

certain liens relating to security for the performance of a bid or contract, in connection with legal proceedings or arising in the ordinary course of business and not in connection with the borrowing of money; and

•	extensions, substitutions, replacements or renewals of the liens described above. (Section 1005)

There is an additional exception as described below under “10% Basket Amount.”

“Consolidated net assets” is the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting from such amount all current liabilities, excluding certain renewable or extendible indebtedness, as shown on our latest statement of consolidated financial position and computed in accordance with generally accepted accounting principles. (Section 101)

Restriction on Sale and Leaseback Transactions. Under the indenture neither we nor our restricted subsidiaries may enter into any sale and leaseback transactions involving any operating property, except for leases not exceeding three years by the end of which we intend to discontinue use of the property, unless an amount equal to the fair value of the operating property leased is applied within 120 days to:

•	the purchase of any asset or any interest in an asset which would qualify, after purchase, as an operating property, or
•

the retirement of indebtedness maturing more than one year after the date of determination, which may include exchange notes to the extent they mature more than one year after such date. (Section 1006)

There is an additional exception as described below under “10% Basket Amount.”

10% Basket Amount. In addition to the exceptions described above under “Restriction on Liens” and “Restriction on Sale and Leaseback Transactions,” the indenture allows additional secured indebtedness and additional sale and leaseback transactions as long as the total of the secured indebtedness, other than secured indebtedness secured by permitted liens as described under “Restrictions on Liens,” plus the attributable debt (defined below) in respect of sale and leaseback transactions, other than sale and leaseback transactions the proceeds of which are applied as described under “Restriction on Sale and Leaseback Transactions” above, does not exceed 10% of our consolidated net assets. “Attributable debt” means, as of the time of determination, the total obligation, discounted to present value at the rate per annum equal to the discount rate which would be applicable to a capital lease obligation with a similar term in accordance with generally accepted accounting principles, of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the initial term of the lease included in such sale and leaseback transactions. (Section 101)

Events of Default

An event of default in respect of the exchange notes means:

•	default in payment of principal of or premium, if any, on any of the exchange notes;
•	default for 30 days in payment of interest on any of the exchange notes;
•

failure by Monsanto in the performance of any other of the applicable covenants or warranties in the indenture which continues for 90 days after notice to Monsanto by the Trustee or by holders of 25% in principal amount of the outstanding exchange notes; and

•	certain events of bankruptcy, insolvency or reorganization of Monsanto. (Section 501)

If an event of default (other than with respect to certain events of bankruptcy, insolvency or reorganization) with respect to the exchange notes occurs and is continuing, either the Trustee or the holders of 25% in principal amount of the outstanding exchange notes may declare the principal amount of all exchange notes to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults may be waived by the holders of a majority in principal amount of the outstanding exchange notes on behalf of the holders of all exchange notes. An event of default relating to a bankruptcy, insolvency or reorganization will cause the exchange notes to become immediately due and payable without any declaration or other act by the Trustee or the holders. The annulment and waiver may not be made with respect to a default in payment of principal of or premium, if any, or interest, if any, on the exchange notes and certain other specified defaults, unless those defaults have been cured. (Section 502 and 513)

Within 90 days after the occurrence of a default with respect to the exchange notes, the Trustee must give to the holders of the outstanding exchange notes notice of any default known to the Trustee if incurred and not waived. However, except in the case of default in the payment of principal of or premium, if any, or interest on any exchange notes, the Trustee may withhold the notice if it in good faith determines that it is in the best interest of the holders, and such notice will not be given until 30 days after the occurrence of a default with respect to the outstanding exchange notes. (Section 602)

Before the Trustee is required to exercise rights under the indenture at the request of holders, it is entitled to be indemnified by such holders, subject to its duty, during an event of default, to act with the required standard of care. (Section 603)

We must file an annual certificate with the Trustee that we are in compliance with conditions and covenants under the indenture. (Section 1008)

The indenture provide that the holders of a majority in principal amount of the exchange notes outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred on the Trustee, in respect of the exchange notes, provided that the Trustee may decline to act if such direction is contrary to law or the indenture or would expose it to personal liability. (Section 512)

Defeasance

The indenture includes provisions allowing defeasance of the debt securities of any series issued thereunder, including the exchange notes. In order to defease the exchange notes, we would deposit with the Trustee or another trustee money or U.S. government obligations sufficient to make all payments on the exchange notes. If we make a defeasance deposit with respect to the exchange notes, we may elect either:

•

to be discharged from all of our obligations on the exchange notes, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen exchange notes, to maintain an office or agency in respect of the exchange notes and to hold moneys for payment in trust; or

•	to be released from our restrictions described herein relating to liens and sale and leaseback transactions.

To establish the trust, we must deliver to the Trustee an opinion of our counsel that the holders of the exchange notes will not recognize gain or loss for Federal income tax purposes as a result of the defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if the defeasance had not occurred. (Article Thirteen of the indenture)

Modification of the Indenture and Waiver of Covenants

We may execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the exchange notes if we obtain the consent of the holders of a majority in principal amount of the outstanding exchange notes affected by the addition, change or elimination, except that no supplemental indenture may, without the consent of the holder of each outstanding exchange notes affected by the supplemental indenture:

•	change the stated maturity, or reduce the principal amount, the premium, if any, thereon or the rate of payment of interest thereon, of any exchange note;
•

reduce the aforesaid percentage of outstanding debt securities of any series, the consent of the holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the indenture or certain defaults thereunder; or

•	effect certain other specified changes. (Section 902)

The issuer may also omit compliance with specified covenants in the indenture upon waiver by holders of a majority in principal amount of outstanding debt securities affected by such covenants.

Consolidation, Merger and Sale of Assets

Under the indenture we may, without the consent of the holders of any of the debt securities outstanding thereunder, including the exchange notes, consolidate with or merge into any other corporation or transfer or lease our assets substantially as an entirety to any person provided that:

•	the successor is a corporation organized under the laws of any domestic jurisdiction;
•	the successor corporation assumes our obligations on such debt securities and under the indenture;
•	after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and
•	other specified conditions are met. (Section 801)

Concerning the Trustee

The Bank of New York Trust Company, N.A. is the successor to The Bank of New York as Trustee under the indenture. We have previously issued, under the indenture, $250,000,000 principal amount of our 4% Notes due May 15, 2008, $800,000,000 principal amount of our 7?% Senior Notes due August 15, 2012 and $250,000,000 principal amount of our 5½% Senior Notes due 2035. In addition, on August 25, 2005, we issued under the indenture $314,490,000 principal amount of our 5½% Senior Notes due 2025, which are the outstanding notes to which this exchange offer applies, in an exchange offer with holders of $314,490,000 principal amount of our 7?% Senior Notes due 2012 referred to above, plus an additional cash payment.

The Trustee also serves as trustee under the Indenture dated as of July 15, 2005, among Monsanto Finance Canada Co., our wholly owned subsidiary, and Monsanto, as guarantor, under which Monsanto Finance Canada Co. has issued $150,000,000 principal amount of its 5½% Senior Notes due 2035, which are guaranteed by Monsanto. The Bank of New York, an affiliate of the Trustee, is a participant in revolving credit agreements with us, and provides other commercial banking services to us. An affiliate of the Trustee was an underwriter in connection with the offering of the 7?% Notes due August 15, 2012 and of the 5½% Senior Notes due 2035 referred to above.

We can remove the Trustee in respect of the exchange notes as long as there is no event of default and no event that, upon notice or lapse of time or both, would become an event of default in respect of the exchange notes. The holders of a majority of the principal amount of the exchange notes may also remove the Trustee. The indenture prescribes procedures by which the Trustee will be replaced, in the event of its removal. (Section 610)

BOOK-ENTRY DEBT SECURITIES

The exchange notes will be issued as book-entry securities, issued in the form of one or more global notes that will be deposited with DTC, and will evidence all of the exchange notes. This means that certificates will not be issued to each holder. One or more global securities will be issued to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the exchange notes. The broker or other participant will then keep a record of its clients who own the exchange notes. Unless it is exchanged in whole or in part for a security evidenced by individual certificates, a global security may not be transferred, except that DTC, its nominees and their successors may transfer a global security as a whole to one another. Beneficial interests in global securities will be shown on, and transfers of beneficial interests in global notes will be accomplished by, entries made on the books maintained by DTC and its participants. Each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its interest to exercise any rights of a holder of exchange notes under the indenture.

The laws of some jurisdictions require that certain purchasers of securities such as the exchange notes take physical delivery of the securities in definitive form. These limits and laws may impair your ability to acquire or transfer beneficial interests in the global security.

The issuer will make payments on book-entry exchange notes to DTC or its nominee, as the sole registered owner and holder of the global security. Neither Monsanto, the Trustee nor any of their agents will be responsible or liable for any aspect of DTC’s records relating to, or payments made on account of, beneficial ownership interests in a global security, or for maintaining, supervising or reviewing any of DTC’s records relating to the beneficial ownership interests.

We have been advised that DTC’s practice is to credit the accounts of participants upon receipt of funds and corresponding information on payable dates to their beneficial interests in the global security as shown on DTC’s records. Payments by participants to you, as an owner of a beneficial interest in the global security, will be governed by standing instructions and customary practices (as is now the case with securities held for customer accounts registered in “street name”) and will be the sole responsibility of the participants, subject to statutory and regulatory requirements.

A global security representing the exchange notes will be exchanged for certificated exchange notes if:

•

DTC notifies Monsanto that it will discontinue as depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and we do not appoint a successor within 90 days; or

•	we decide to discontinue use of the system of book-entry transfers through DTC.

If that occurs, we will issue exchange notes in certificated form in exchange for the global security. An owner of a beneficial interest in the global security then will be entitled to physical delivery of a certificate for exchange notes in principal amount to that beneficial interest and to have those exchange notes registered in its name. The certificates for the exchange notes would be issued in denominations of $1,000 or any larger amount that is an integral multiple thereof, and would be issued in registered form only, without coupons.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold the securities of its participants and to facilitate the post-trade settlement of securities transactions among its participants through electronic book-entry transfers and pledges between accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust and Clearing Corporation which, in turn, is owned by a number of participants in DTC. Access to DTC’s book-entry system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences to a holder of outstanding notes relating to (i) the exchange of the outstanding notes for the exchange notes pursuant to the exchange offer and (ii) the purchase, ownership and disposition of the exchange notes as of the date hereof. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to a holder in light of its particular circumstances or to holders subject to special rules, including, without limitation, tax-exempt organizations, holders subject to the U.S. federal alternative minimum tax, dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, certain former citizens or residents of the United States, partnerships, S corporations or other pass-through entities, U.S. holders (as defined below) whose functional currency is not the U.S. dollar and persons that hold the notes in connection with a straddle, hedging, conversion or other risk-reduction transaction. This discussion is limited to exchanging beneficial owners of outstanding notes that have held the outstanding notes, and will hold the exchange notes, as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

The U.S. federal income tax consequences set forth below are based upon the Code, Treasury regulations promulgated thereunder, court decisions, and rulings and pronouncements of the Internal Revenue Service (the “IRS”) all as in effect on the date hereof and, all of which are subject to change, possibly on a retroactive basis. We have not sought any ruling from the IRS with respect to statements made and conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

As used herein, the term “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•

a trust, if a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have authority to control all of its substantial decisions, or if the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of an exchange note, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the U.S. federal income tax consequences of the purchase, ownership and disposition of the exchange notes.

This discussion does not address the tax consequences arising under any state, local or foreign law. Furthermore, this discussion does not consider the effect of the U.S. federal estate or gift tax laws.

Investors should consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

Exchange Offer

The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes. Rather, the exchange notes received by a U.S. holder will be treated as a continuation of the outstanding notes in the hands of such U.S. holder. Accordingly, the exchanging U.S. holder will have the same tax basis, holding period and interest income in respect of the exchange notes as such holder would have had in the outstanding notes surrendered in the exchange.

Payments of Interest

A U.S. holder will be required to recognize as ordinary income any interest received or accrued on the exchange notes, in accordance with the U.S. holder’s regular method of tax accounting.

Sale, Redemption, Exchange or Other Taxable Disposition of Notes

A U.S. holder generally will recognize capital gain or loss on the sale, redemption, exchange or other taxable disposition of an exchange note. The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder (other than redemption proceeds attributable to accrued interest) and the holder’s adjusted tax basis in the exchange note. The proceeds received by a U.S. holder will include the amount of any cash and the fair market value of any other property received for the exchange note. The portion of any redemption proceeds that is attributable to accrued interest will not be taken into account in computing the U.S. holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the U.S. holder has not previously included the accrued interest in income. The gain or loss recognized by a U.S. holder on a disposition of the exchange note will be long-term capital gain or loss if the holder held the exchange note for more than one year. Under current U.S. federal income tax law, net long-term capital gains of non-corporate U.S. holders (including individuals) are eligible for taxation at preferential rates. The deductibility of capital losses is subject to limitation.

Backup Withholding and Information Reporting

U.S. holders may be subject to information reporting on payments of interest on the exchange notes and the proceeds from a sale or other disposition of the exchange notes. Unless a U.S. holder is an exempt recipient such as a corporation, a backup withholding tax (currently at a rate of 28%) may apply to such payments if the U.S. holder (i) fails to furnish a taxpayer identification number (“TIN”) within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it failed to report interest or dividends properly, or (iv) failed, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that such U.S. holder is not subject to backup withholding. Backup withholding is not an additional tax. Any amount withheld from a payment to a U.S. holder under these rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished timely to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE EXCHANGE OF THE OUTSTANDING NOTES FOR THE EXCHANGE NOTES PURSUANT TO THE EXCHANGE OFFER OR THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

PLAN OF DISTRIBUTION

The exchange offer is not being made to, nor will we accept surrenders of outstanding notes for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

The distribution of this prospectus and the offer and sale of the exchange notes may be restricted by law in certain jurisdictions. Persons who come into possession of this prospectus or any of the exchange notes must inform themselves about and observe any such restrictions. You must comply with all applicable laws and regulations in force in any jurisdiction in which you purchase, offer or sell the exchange notes or possess or distribute this prospectus and, in connection with any purchase, offer or sale by you of the exchange notes, must obtain any consent, approval or permission required under the laws and regulations in force in any jurisdiction to which you are subject or in which you make such purchase, offer or sale.

In reliance on interpretations of the staff of the SEC set forth in no-action letters issued to third parties in similar transactions, we believe that the exchange notes issued in the exchange offer in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by holders without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of such holders’ business and the holders are not engaged in and do not intend to engage in and have no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of exchange notes. This position does not apply to any holder that is:

•	an “affiliate” of Monsanto within the meaning of Rule 405 under the Securities Act; or
•	a broker-dealer.

All broker-dealers receiving exchange notes in the exchange offer are subject to a prospectus delivery requirement with respect to resales of the exchange notes. Each broker-dealer receiving exchange notes for its own account in the exchange offer must represent that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities and acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any offer to resell, resale or other retransfer of the exchange notes pursuant to the exchange offer. However, by so acknowledging and by delivering a prospectus, the participating broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that, for a period ending upon the earlier of (i) 180 days after the date of this prospectus or (ii) the date broker-dealers are no longer required to deliver a prospectus in connection with resales, subject to extension under limited circumstances, we will use all commercially reasonable efforts to keep the exchange offer registration statement effective and make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of exchange notes received in an exchange such as the exchange pursuant to the exchange offer, if the outstanding notes for which the exchange notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities.

We will not receive any proceeds from any sale of the exchange notes by broker-dealers. Broker-dealers acquiring exchange notes for their own accounts may sell the notes in one or more transactions in the over-the-counter market, in negotiated transactions, through writing options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of such exchange notes.

Any broker-dealer that held outstanding notes acquired for its own account as a result of market-making activities or other trading activities, that received exchange notes in the exchange offer, and that participates in a distribution of exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. Any profit on these resales of exchange notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to our participation in the exchange offer, including the reasonable fees and expenses of one counsel for the holders of outstanding notes, other than commissions or concessions of any broker-dealers, and that we will indemnify holders of the outstanding notes, including any broker-dealers, against specified types of liabilities, including liabilities under the Securities Act. We note, however, that in the opinion of the SEC, indemnification against liabilities under federal securities laws is against public policy and may be unenforceable.

LEGAL MATTERS

Bryan Cave LLP, St. Louis, Missouri, as our counsel, has issued an opinion as to the legality of the securities.

EXPERTS

The consolidated financial statements as of August 31, 2005, and August 31, 2004, and for each of the two years in the period ended August 31, 2005, for the eight months ended August 31, 2003, and for the year ended December 31, 2002, and management's report on the effectiveness of internal control over financial reporting as of August 31, 2005, incorporated in this prospectus by reference from the Company's Report on Form 10-K for the fiscal year ended August 31, 2005, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the financial statements and include explanatory paragraphs referring to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations, in 2003, and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, in 2002, (2) express an unqualified opinion on management's assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting) which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Offer to Exchange

$314,490,000 5½% Senior Notes due 2025

for

$314,490,000 5½% Senior Notes due 2025

that have been registered

under the Securities Act of 1933